                                                                      Exhibit 12

                              GOODRICH CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratios)


                                                                                                                  NINE MONTHS
                                                                       YEAR ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                      -----------------------------------------------------   -------------------
                                                        1997       1998        1999       2000       2001       2001       2002
                                                      --------    -------    --------   --------   --------   --------   --------
COMPUTATION OF EARNINGS:
Income from continuing operations
   before income taxes, trust preferred
   distributions and cumulative effect
   of change in accounting method                     $  141.1    $ 344.7    $  185.0   $  367.0   $  281.7   $  354.8   $  242.0
Add (Deduct):
   Fixed charges to add back                             145.5      161.9       159.3      184.8      144.3      113.2       90.5
   Amortization of interest previously capitalized         1.5        2.1         2.3        2.7        1.2        1.1        0.9
                                                      --------    -------    --------   --------   --------   --------   --------
EARNINGS                                              $  288.1    $ 508.7    $  346.6   $  554.5   $  427.2   $  469.1   $  333.4
                                                      ========    =======    ========   ========   ========   ========   ========
COMPUTATION OF FIXED CHARGES:
Interest expense, net of capitalized interest         $  132.5    $ 148.4    $  143.9   $  170.2   $  130.0   $  102.5   $   80.2
Distribution on trust preferred securities                10.5       16.1        18.4       18.4       18.4       13.8       11.4
Portion of rent expense representing interest             13.0       13.5        15.4       14.6       14.3       10.7       10.3
Capitalized interest                                       6.8        5.1         3.5        1.0        1.4        0.9        0.4
                                                      --------    -------    --------   --------   --------   --------   --------
FIXED CHARGES                                         $  162.8    $ 183.1    $  181.2   $  204.2   $  164.1   $  127.9   $  102.3
                                                      ========    =======    ========   ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES                        1.77       2.78        1.91       2.72       2.60       3.67       3.26
